Exhibit 10.5

Avista Corporation

2006 NEO Performance Shares Grant Table

Name and Principal Position	Performance Shares	Restricted Shares
Gary G. Ely	47,600	12,600
Chairman of the Board, President and Chief Executive Officer
Malyn K. Malquist	11,500	3,000
Senior Vice President and Chief Financial Officer
Scott L. Morris	11,500	3,000
Senior Vice President
David J. Meyer	3,900	1,000
Vice President and Chief Counsel for Regulatory and Governmental Affairs
Karen S. Feltes	11,500	3,000
Senior Vice President of Human Resources and Corporate Secretary

The table above shows information regarding performance shares and restricted shares granted under the Company’s Long-Term Incentive Compensation Plan as approved by the Compensation & Organization Committee of the Board of Directors on February 9, 2006 to each executive officer who is expected to be a NEO in the 2006 Proxy Statement.

The performance share awards will be issued only if the Company achieves certain relative shareholder return targets when measured against the S&P 400 MidCap Utilities Index over a three-year period ending December 31, 2008. The amount of the payment with respect to any award is determined at the end of the three-year performance cycle based on the Company’s final average percentile ranking relative to the S&P 400 MidCap Utilities Index and is payable at the Company’s option in either cash or Company Common Stock, or both. The number of performance shares paid to executive officers at the end of the three-year cycle will range from 0 to 150 percent of the grant. No performance shares will be paid unless the Company achieves at least the 45th percentile ranking in relative shareholder return when measured against the S&P 400 MidCap Utilities Index over the performance period. To receive 100 percent of the award, the Company must rank at the 55th percentile among the S&P 400 MidCap Utilities Index. To receive the maximum of 150 percent of the award, the Company must perform at or above the 85th percentile ranking. The Company uses a sliding-scale approach to indicate the percentage of potential award for varying levels of performance above and below the targeted level. Individual awards are based on actual results using a sliding scale between threshold (45th percentile), target (55th percentile), and exceeds (85th percentile) levels. Dividend Equivalent Rights are calculated and paid out in cash when and to the extent the performance shares are paid.

The Long-Term Incentive Plan for 2006 and beyond will have a combination of performance shares and restricted shares. Of the total award, 75 percent will be delivered through performance shares and 25 percent through restricted shares. Restricted shares vest in equal thirds each year over a three-year period and are payable in Avista Corp. Common Stock at the end of each year in the three-year period if the service condition is met with the exception of restricted shares for Gary G. Ely. In addition to the service condition, the Company must meet a return on equity target for Mr. Ely’s restricted shares to vest.